Exhibit (15)(b)

                       METLIFE - STATE STREET EQUITY TRUST

                                 AMENDMENT NO. 1

                                       TO

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

     In accordance with Section 5 of the First Amended and Restated Plan of Distribution Pursuant to Rule 12b-1 dated June 1, 1993 (the "Rule 12b-1 Plan") by and between MetLife - State Street Equity Trust (the "Trust") and State Street Research Investment Services, Inc. and pursuant to a vote by a majority of the Qualified Trustees of said Trust taken at a meeting duly held on November 2, 1994, Section 2 Clause (i) of the Rule 12b-1 Plan is hereby amended to read as follows:

           "...with respect to Class A Shares of each Initial Series, an annual rate of 0.25% of the average daily value of net assets represented by such Class A shares..."

     This amendment shall be deemed effective as of March 10, 1995.

                                   AGREED:

                                   MetLife - State Street Equity Trust

                                   By: /s/ Darman A. Wing
                                       ---------------------------------
                                       Darman A. Wing


                                   State Street Research Investment
                                     Services, Inc.

                                   By: /s/ Gerard P. Maus
                                       ---------------------------------
                                       Gerard P. Maus